Exhibit 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:44 PM 04/08/2011

FILED 01:19 PM 04/08/2011

SRV 110395573 – 4001375 FILE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF THARCO PACKAGING, INC.

Tharco Packaging, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

A. The name of the Corporation is Tharco Packaging, Inc. The date of filing of the Corporation’s original Certificate of Incorporation was July 18, 2005, the date of filing of the Corporation’s Amended and Restated Certificate of Incorporation was July 28, 2005, the date of filing of the Corporation’s Second Amended and Restated Certificate of Incorporation was September 17, 2009, and the date of filing of the Corporation’s Third Amended and Restated Certificate of Incorporation was March 9, 2011.

B. This Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and amends and restates the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation.

C. Immediately upon filing this Fourth Amended and Restated Certificate of Incorporation, the text of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as set forth herein:

1.	The name of the corporation is Tharco Packaging, Inc.

2.	The address of its registered office in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, county of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is: To engage in any lawful act or activity for which the Corporation may be organized under the General Corporation Law of the state of Delaware.

4.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000; all of which shares shall be designated Common Stock and be without par value. The holders of stock shall, upon the issue or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the Board of Directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of stock, at such price or prices as the Board of Directors may from time to time fix and as may be permitted by law.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, and repeal the bylaws of the Corporation.

7.	To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages of breach of fiduciary duty as a director. Any repeal or modification of this clause 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advance of expenses to) the directors and officers of the Corporation and is authorized to provide indemnification of (and advancement of expenses to) employees and agents of the Corporation (and any other persons to which the General Corporation Law of the State of Delaware permits the Corporation to provide indemnification.) In additions, the Corporation is authorized to provide indemnification of (and advancement of expenses to) all of the foregoing persons, through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable provisions of the law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal, or modification of this clause 7, or the adoption of any provision hereof inconsistent with this clause 7, by the stockholders of the Corporation shall not apply to or adversely affect any right of protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

8.	Meetings of Stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

9.	The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, the Senior Vice President of the Corporation, for the purpose of filing an amended and restated certificate of incorporation pursuant to the General Corporation Law of the State of Delaware, make this certificate, declaring and certifying that this is the act and deed of the Corporation and the facts stated are true.

Executed April 7, 2011.

/s/ Karen E. Gowland
Karen E. Gowland

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